Filed Pursuant to Rule 424(b)(3)
                                                     Registration No.  333-63976
                                                      Registration No. 333-67988
              Trust Preferred Income Equity Redeemable  Securities (PIERS) Units
                                                          CUSIP No.  939322 84 8
           Warrants to purchase shares of Washington  Mutual, Inc. Common  Stock
                                                        CUSIP  No.  939322  11 1
   Trust  Preferred  Securities  issued  by Washington Mutual Capital Trust 2001
                                                           CUSIP No. 93933U 40 7

PROSPECTUS SUPPLEMENT DATED NOVEMBER 8, 2001
(TO PROSPECTUS DATED SEPTEMBER 4, 2001)

                             WASHINGTON MUTUAL, INC.

               Trust Preferred Income Equity Redeemable Securities
                                  (PIERS) Units

This document supplements the prospectus dated September 4, 2001, relating to the units. Each unit consists of:

         o a preferred security issued by Washington Mutual Capital Trust 2001 (the "Trust"), having a stated liquidation amount of $50, representing an undivided beneficial interest in the assets of the Trust, which assets consist solely of subordinated debentures issued by Washington Mutual, Inc. each of which has a principal amount at maturity of $50, a stated maturity of July 1, 2041 and, at any time, an accreted value as described in the prospectus; and

         o a warrant to purchase at any time prior to the close of business on May 3, 2041, 1.2081 shares of common stock of Washington Mutual. The exercise price of each warrant on the initial date of issuance was $32.33 and will accrete on a daily basis as described in the prospectus to $50 on the expiration date.

At any time after issuance of the units, the preferred security and warrant components of each unit may be separated by the holder and transferred separately. Thereafter, a separated preferred security and warrant may be combined to form a unit.

The information in this prospectus supplements the information set forth under the heading "Selling Securityholders" in the prospectus dated September 4, 2001. Baptist Health of South Florida, Innovest Finanzdienstleistungs and Wyoming State Treasurer were listed in the September 4, 2001 prospectus and have subsequently purchased additional units. As a result, the number of units eligible for resale pursuant to the Registration Statement by Baptist Health of South Florida, Innovest Finanzdienstleistungs and Wyoming State Treasurer is adjusted to the number set forth opposite each person's name (without adjustment for any resales that such person has made pursuant to the Registration Statement). The other persons named below are added to the list of Selling Securityholders, and the number of units that may be sold pursuant to the Registration Statement is as set forth opposite each person's name.

                                                                                             Securities That
                                             Securities Beneficially Owned Prior to            May be Sold
           Selling Securityholder                          the Offering                          Hereunder
                                                    Number                 Type
ABN AMRO Securities LLC . . . . .                   68,000                 Units                     68,000
Baptist Health of South Florida. . . .              11,402                 Units                     11,402
The Class I C Company. . . . . . . . . .            50,000                 Units                     50,000
Innovest Finanzdienstleistungs . . . .              10,890                 Units                     10,890
Van Kampen Equity Income Fund .                    700,000                 Units                    700,000
Van Kampen Harbor Fund . . . . . . .               250,000                 Units                    250,000
Wyoming State Treasurer. . . . . . . .              23,851                 Units                     23,851

-----------

"Preferred Income Equity Redeemable Securities" and "PIERS" are service marks owned by Lehman Brothers Inc.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.







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